As filed with the Securities and Exchange Commission on September 8, 1997.
                              Registration No. ___-_____
===========================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Earth Sciences, Inc.
              (Exact name of registrant as specified in its charter)

               Colorado                                84-0503749
     (State of incorporation)                (IRS Employer Identification No.)

                 910 12th Street, Golden, Colorado        80401
           (Address of principal executive offices, including Zip Code)

     (Registrant's telephone number, including area code):   (303) 279-7641

                                Mark H. McKinnies
                    910 12th Street, Golden, Colorado  80401
                                 (303) 279-7641
            (Name, address, including zip code and telephone number,
              including area code, of agent for service of process)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in conjunction with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
  [   ]

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

CALCULATION OF REGISTRATION FEE
______________________________________________________________________________
Title of each                                      Proposed
class of                        Proposed           maximum
securities to     Amount to be  maximum offer-     aggregate     Amount of
registered        registered    ing price per      offering      registration
                                share              price         fee
______________________________________________________________________________
Common Stock, $.01
par value:
  Issued and
  outstanding    399,750 Shares $  2.35 (1)       $  939,413 (1) $   284.67
  Issueable upon
  conversion of
  Debentures   1,326,667 Shares $  1.50 (2)       $1,990,000 (2) $   944.75
  Issueable upon
  exercise of
  options         50,000 Shares $  2.50 (3)       $  125,000 (3) $    37.88
______________________________________________________________________________
Totals         1,776,417 Shares                   $3,054,413     $ 1,267.30
______________________________________________________________________________

(1) Based on the average price of the Common Stock on NASDAQ's SmallCapSM Market on September 5, 1997. The resulting fee is calculated pursuant to section (c) of Rule 457 of Regulation C.
(2) Based on the maximum number of shares that could be issued pursuant this Registration Statement and the terms of the Debentures with respect to the conversion price. The resulting fee is calculated pursuant to section (g) of Rule 457 of Regulation C using a price of $2.35 per share.
(3) Based on the weighted average exercise price of the options. The resulting fee is calculated pursuant to section (g) of Rule 457 of Regulation C.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
SUBJECT TO COMPLETION, DATED September 8, 1997

                              EARTH SCIENCES, INC.
                        1,776,417 SHARES OF COMMON STOCK

     This Prospectus relates to the public offer and sale by certain shareholders (the "Selling Shareholders") of an aggregate of 1,776,417 shares (the "Shares") of $0.01 par value common stock (the "Common Stock") of Earth Sciences, Inc., a Colorado corporation (the "Company"). Of the 1,776,417 shares of Common Stock offered by the Selling Shareholders, 399,750 shares are currently issued and outstanding and the remaining 1,376,667 are issuable on exercise of options and conversion of convertible debentures. (See "SELLING STOCKHOLDERS").

     The Selling Shareholders will offer their Common Stock through or to securities brokers or dealers designated by them in the over-the-counter market or in other transactions negotiated by the Selling Shareholders. Any such sale of Common Stock by Selling Shareholders must be accompanied by, or follow the delivery of, a prospectus filed with a current registration statement relating to the Common Stock being offered, unless a Selling Shareholder elects to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. The Selling Shareholders and any broker, dealer, or agent that participates with the Selling Shareholders in the sale of Common Stock offered hereby may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended ( the "Securities Act"), and any commission or discounts received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions under the Securities Act. (See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION").

The Company's Common Stock is traded in the over-the-counter market and is quoted on NASDAQ's SmallCapSM Market ("Nasdaq") under the symbol "ESCI". On _______, 1997, the closing price of the Common Stock on Nasdaq was $____ per share.

THE ACQUISITION AND OWNERSHIP OF THE COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. THE COMMON STOCK SHOULD BE PURCHASED ONLY BY INVESTORS WHO ARE ABLE TO AFFORD THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT. (SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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


                        Price to   Offering       Selling        Proceeds to
                        Public(1)  Commissions(2) Stockholders   Company (3)

By Selling Shareholders
  Per Share  .........$      2.35   $    --       $      2.35    $   --
  TOTAL   ............$ 4,174,580   $    --       $ 4,174,580    $   --

(1) The price per share for the securities offered by the Selling Shareholders is estimated at the closing sales price quoted by Nasdaq for the Common Stock at $2.35 on September 5, 1997. The Common Stock may be offered at the current market price, which may vary through the period during which the securities may be offered, or at such other prices as may be negotiated by the Selling Shareholder and the purchaser at the time of sale.
(2) The securities to be sold by Selling Stockholders may be sold by them or through or to securities brokers or dealers, which sales may involve the payment of commissions to the Selling Stockholders.
(3) Does not reflect expenses of this offering payable by the Company estimated at $6,000 nor the receipt by the Company of approximately $125,000 on exercise of options. (See "PLAN OF DISTRIBUTION" below).

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. However, the Company would receive proceeds upon exercise of options held by Selling Stockholders prior to the sale of Common Stock issuable on such exercise. (See "USE OF PROCEEDS"). In connection with this offering, the Company estimates that it will incur costs of approximately $6,000 for legal, accounting, printing, and other costs. Any separate costs of Selling Stockholders will be borne by them. Commissions or discounts paid in connection with the sale of securities by the Selling Stockholders will be determined by negotiations between them and the broker-dealer through or to which the securities are to be sold and may vary depending on the broker-dealers' commission or mark up schedule, the size of the transaction, and other factors. (See "PLAN OF DISTRIBUTION" below.)

     The Selling Stockholders and any broker, dealer, or agent that participates with the Selling Stockholders in the sale of the Common Stock offered hereby may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended ( the "Securities Act"), and any commission or discounts received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions under the Securities Act. (See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION").

AVAILABLE INFORMATION
The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and accordingly files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549, and at certain of the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604; and 7 World Trade Center, New York, New York 10048, upon payment of the charges prescribed therefor by the Commission.

The Company is also subject to the electronic filing requirements of the Commission. The commission maintains a Web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically. The address of the Web site is http://www.sec.gov.

The Common Stock of the Company is currently traded in the over-the-counter market and is quoted on NASDAQ, SmallCap Market. Reports, proxy statements and other information filed by the Company therewith can be inspected at the National Association of Securities Dealers, Inc. 1735 K Street N.W., Washington , D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by the Company (File No. 0-6088) with the Commission are incorporated herein by reference.
     1. The Company's annual report on Form 10-KSB, as amended, for the year ended December 31, 1996 ("1996 10-KSB").
     2. The Company's quarterly reports on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997.
     3. The Company's current report on Form 8-K, as amended, dated April 30, 1997 reporting the acquisition of ADA Environmental Solutions LLC.
     4. A description of the Company's Common Stock contained in the Registration Statement on Form 8-A as declared effective by the Securities and Exchange Commission.
     5. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, (i) a copy of the Company's annual and quarterly reports as filed with the Commission, and/or (ii) a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents which are not specifically incorporated by reference therein. The annual reports on Form 10-KSB include audited financial statements of the Company. Requests should be directed to Earth Sciences, Inc., 910 12th Street, Golden, Colorado 80401, Attention: Investor Relations (telephone 303-279-7641).

                        _________________________________

No person is authorized to give any information or make any representation not contained in this prospectus and, if given or made, such information should not be relied upon as having been authorized.

THE COMPANY
Earth Sciences, Inc. (the "Company") is a diversified mineral exploration and development company specializing in chemical processing, air pollution control and mineral exploration. Production of purified phosphate products in Calgary commenced in June 1997. The Company was incorporated under the name of Colorado Central Mines, Inc. in Colorado in 1957. Current activities of the Company include (1) the start-up and progress toward routine operation of its recently modified solvent extraction facility in Calgary, Alberta for production of purified phosphate products; (2) continued exploration activities for gold and diamond resources in Venezuela including its land contract covering approximately 1200 acres; (3) drilling and further geologic evaluation of the Cerro Gordo property in Inyo County, California (4) the recent acquisition of ADA Environmental Solutions LLC ("ADA"), a company that provides flue gas conditioning technology for coal-fired boilers and other applications, and (5) maintenance of its position in several mining deposits and prospects in the Western US.

The Company's solvent extraction facility in Calgary, Alberta, recovered uranium from phosphoric acid during the period from 1983 through 1987. Uranium oxide production was suspended in the fall of 1987 when the adjacent fertilizer plant from which the facility received its feed stock suspended operations. The contract under which the uranium was sold was modified in 1990 to allow unrestricted alternative use of the facility. An in-house feasibility study, completed in 1995, confirmed the technical and financial feasibility of conversion of the facility for the production of purified phosphate products. Revamp of the facility to allow such production has recently been completed. The Calgary facility is currently in the start-up phase for the production of purified phosphate products, and met certain technical parameters to demonstrate the capability of a planned initial annual production rate of 18,400 tons of product in late May 1997. Shake-down of various unit operations is underway and routine production is expected to be achieved during the third quarter of 1997. Sales of products are keeping pace with the current less than routine production. The Company intends to pursue the recovery of other valuable elements in the feed stock once routine production and cash flow are achieved. Initial investigation of such recovery potential is estimated to cost between $20,000-$50,000 and is expected to be funded out of internally generated cash flow. Routine sales are expected to be achieved in September and October, but there can be no assurances that the Company will be able to achieve routine production, or the projected level of sales or cash flow.

RECENT DEVELOPMENTS

                           Investor Relation Services
In August 1997, the Company renewed its engagment with Corporate Relations Group, Inc. ("CRG") of Winter Park, Florida to provide investor relation services for the Company over a 5 year period. The services include wide circulation advertising, broker relations and direct marketing. In addition to certain cash payments, the Company issued CRG 320,000 shares of Common Stock. This Prospectus includes the resale of shares of Common Stock held by CRG.

                         Sale of Convertible Debentures
In August and September 1997, the Company issued $1,990,000 of 4% convertible debentures (the "Debentures") for which the Company received net proceeds of approximately $1,830,000. The Debentures were issued to provide working capital for the Calgary facility for production of purified phosphate products and obligations associated with the recently completed ADA acquisition. Interest on the Debentures is payable quarterly. Due to the difference between the fair market value of the Common Stock on the date the Debentures were sold and the conversion price, the Company will recognize a deferred financing cost of $663,000 in the third quarter of 1997. The Debentures are convertible at any time following 45 days after the issuance thereof. The deferred financing cost is being amortized over the 45 day period ending when the Debentures are convertible. The Debentures mature on August 31, 1998. The Debentures are convertible into shares of Common Stock based on a 25% discount from the market price of the Common Stock at the time of conversion, but not in excess of $2.50 per share. The Company may repurchase the Debentures at a 25% premium if the market price of the Common Stock is below $1.50 per share for any two trading days out of a five trading day period. This Prospectus includes the resale of shares of Common Stock issuable by the Company on the conversion of the Debentures.

The principal executive offices of the Company are located at 910 12th Street, Golden, Colorado 80401, and its telephone number is (303) 279-7641.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this Prospectus and the documents incorporated herein by reference contain forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "RISK FACTORS" set forth below. Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of such statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of such statements.

RISK FACTORS
An investment in the Shares is speculative and involves a high degree of risk. In analyzing the offering, prospective investors should read this entire Prospectus and the information incorporated herein by reference, and carefully consider, among others, the following risk factors in addition to the other information set forth elsewhere in this Prospectus.

                     Specifics Risks Related to the Company
No Dividends. The Company has paid no cash dividends on its Common Stock and has no present intention of paying cash dividends in the foreseeable future. It is the present policy of the Board of Directors to retain all earnings to provide for the growth of the Company. Payments of cash dividends in the future will depend, among other things, upon the Company's future earnings, requirements for capital improvements, the operating and financial conditions of the Company and other factors deemed relevant by the Board of Directors.

Lack of Profitability. While the Company reported net income in fiscal 1995, the Company's operating history has resulted in losses from operations in the fiscal years ending December 31, 1988 through 1994 and in 1996. While certain of the Company's operations may be profitable during a given fiscal year, the Company's operations as a whole may be unprofitable due to exploration and development costs on properties from which no revenue is derived, to continuing corporate general and administrative costs and to interest expense associated with long term debt.

Dilutive Effect of Issuance of Additional Shares on Current Shareholders. The Board of Directors has the authority to authorize the offer and sale of additional securities without the vote of or notice to existing shareholders, and it is likely that additional securities will be issued to provide future financing or in connection with acquisitions. The issuance of additional securities could dilute the percentage interests and per share book value of existing shareholders, including persons purchasing securities in this offering.

Volatility of Price for Common Stock. The market price for shares of the Company's Common Stock may be highly volatile depending on news announcements or changes in general market conditions. In recent years the stock market has experienced extreme price and volume fluctuations.

          Risks Related to the Exploration and Development of Minerals
Nature of Mineral Exploration and Development; No Proven Commercially Viable Reserves Yet Discovered on the Company's Mineral Properties (with the exception of the San Luis gold mine). Exploration for minerals is highly speculative and may involve greater risks than many other businesses. Many exploration programs, including those which have been conducted by the Company, do not result and have not resulted in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. The Company's mineral exploration and development activities are subject to all of the operating hazards and risks normally incident to such activities, such as encountering unusual or unexpected formations, environmental pollution, personal injury and flooding. All of these factors may result in losses in relation to the amounts spent which are not recoverable. With the exception of the San Luis gold mine, no commercially viable reserves have yet been discovered on the Company's mineral properties.

Competition and Scarcity of Mineral Lands. Many companies and individuals are engaged in mineral exploration and development, including large, established mining companies with substantial capabilities and long earnings records. There is a limited amount of desirable mineral lands available for claim staking, lease or other acquisition in the United States ("US"), Venezuela and other areas where the Company contemplates conducting exploration activities. The Company may be at a competitive disadvantage in acquiring mineral properties since it must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs than the Company. From time to time, specific properties or areas which would otherwise be attractive to the Company for exploration or acquisition are unavailable due to their previous acquisition by other companies.

Fluctuation in the Price of Minerals. The market price of minerals is extremely volatile and beyond the control of the Company. Gold prices are generally influenced by basic supply/demand fundamentals. The market dynamics of supply/demand can be heavily influenced by economic policy, i.e., central banks

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
sales/purchases, political unrest, conflicts between nations, and general perceptions about inflation. Fluctuating metal prices may have a significant impact on the Company's results of operations and operating cash flow. Furthermore, if the price of a mineral should drop dramatically, the value of the Company's properties which are being explored or developed for that mineral could also drop dramatically, and the Company might not be able to recover its investment in those properties. The decision to put a mine into production, and the commitment of the funds necessary for that purpose, must be made long before the first revenues from production will be received.
During the last five years, the average annual market price of gold has fluctuated between $330 per ounce and $384 per ounce. Price fluctuations between the time that such a decision is made and the commencement of production can change completely the economics of the mine. Although it is possible to protect against price fluctuations by hedging in certain circumstances, the volatility of mineral prices represents a substantial risk in the mining industry generally which no amount of planning or technical expertise can eliminate. The Company is not involved in, nor does it expect to enter into any hedging activities

Environmental Controls. Compliance with environmental quality requirements and reclamation laws imposed by federal, state, provincial, and local governmental authorities may necessitate significant capital outlays, may materially affect the economics of a given property, or may cause material changes or delays in the Company's intended activities. New or different environmental standards imposed by any governmental authority in the future may adversely affect the Company's activities.

Uncertainty of Title. Several of the Company's mining properties which are in the United States are unpatented mining claims to which the Company, or those under which the Company holds its rights, has only possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry. In addition, in order to retain title to an unpatented mining claim, a claim holder must have met annual assessment work requirements ($100 per claim) through September 1, 1992 and must have complied with stringent state and federal regulations pertaining to the filing of assessment work affidavits. Moreover, after September 1, 1992, the right to locate or maintain a claim generally is conditional upon payment to the United States of a rental fee of $100 per claim per year for each assessment year instead of performing assessment work. State law may, in some instances, still require performance of assessment work.

The present status of the Company's properties as unpatented mining claims located on public lands of the U.S. allows the claimant the exclusive right to mine and remove valuable minerals, such as precious and base metals and industrial minerals, found therein, and also to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the U.S. Accordingly, with an unpatented claim, the U.S. retains many of the incidents of ownership of land, the U.S. regulates use of the surface, and the Company remains at risk that the claims may be forfeited either to the U.S. or to rival private claimants due to failure to comply with statutory requirements as to locations and maintenance of the claims. If there exists a valuable deposit of locatable minerals (which is the requirement for the unpatented claim to be valid in the first place), and provided certain levels of work and improvements have been performed on an unpatented mining claim, the Mining Law of 1872 authorizes claimants to then seek to purchase the full title to the claim, thereby causing the claim to become the private property of the claimant. Such full ownership expands the claimant's permissible uses of the property (to any use authorized for private property) and eliminates the need to comply with maintenance and reporting requirements necessary to protect rights in an unpatented claim.

Proposed Legislation Affecting the Mining Industry. For the last several Congressional sessions, bills have been repeatedly introduced in the U.S. Congress which would supplant or radically alter the provisions of the Mining Law of 1872. As of March 31, 1997, no such bills have passed, although a number of differing and sometimes conflicting bills are now pending. If enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could impair the ability of companies to develop mineral resources on unpatented mining claims. Under the terms of certain proposed legislation, the ability of companies to obtain a patent on unpatented mining claims would be nullified or substantially
impaired.   Moreover,  certain  forms  of such  proposed  legislation  contain provisions for the payment of royalties to the federal government in respect of production from unpatented mining claims, which could adversely affect the potential for development of such claims and the economics of operating existing mines on federal unpatented mining claims. The Company's financial performance could therefore be affected adversely by passage of such legislation. It is impossible to predict at this point what any legislated royalties might be, but a potential three to four percent gross royalty, assuming a gold price of $400 per ounce, would have an approximated $12 to $16 per ounce impact on the Company's costs of any production from unpatented mining claims.

Uncertainty of Funding for Exploration. The Company has funded much of its exploration and acquisition activities through joint venture arrangements, which minimize the cost of such activities to the Company and allow it to explore and acquire a greater number of properties than it would otherwise be able to explore or acquire on its own. The Company has also funded a portion of its exploration activities without joint venture participation, resulting in increased costs to the Company. The Company has been successful in raising such funds for its exploration activities. Additional funding from existing partners or third parties, however, may be necessary to conduct detailed and thorough evaluations of, and to develop certain properties. The Company's ability to obtain this financing will depend upon, among other things, the price of gold and the industry's perception of its future price. Therefore, availability of funding is dependent largely upon factors outside of the Company's control, and cannot be accurately predicted. The Company does not know from what sources it will derive any required funding. If the Company is not able to raise additional funds (as to which there can be no assurance), it will not be able to fund certain exploration activities on its own.

Uncertainty of Development and Operating Property Economics and Ore Grades at Development Properties. Decisions as to whether any of the mineral development properties which the Company now holds or which it may acquire in the future contain commercially minable deposits, and whether such properties should therefore be sold or brought into production, depend upon the results of exploration programs and/or feasibility analyses and the recommendations of duly qualified engineers or geologists. Such decisions involve consideration and evaluation of several significant factors, including, but not limited to, the (a) costs of bringing a property into production, including exploration and development work, preparation of production feasibility studies and construction of production facilities, (b) availability and costs of financing, (c) ongoing costs of production, (d) market prices for the mineral to be produced, and (e) the amount and grades of reserves or mineralized material. There can be no assurance that any of the development properties now held by the Company, or which may be acquired by the Company, contains a commercially minable mineral deposit, and therefore no assurance that the Company will ever generate a positive cash flow from the sale of or production operations on such properties. In addition, once a property is sold with a retained royalty or placed into production, risks still exist that the amount and grade of its reserves will not actually be as predicted. To the extent that lower amounts and/or grades of reserves are experienced, costs per unit produced and profitability can be adversely affected. Depending upon the extent of such an effect in any of the Company's properties, the Company could incur a writedown on its investment in any such property.

Termination of Mining at the San Luis Gold Mine. Royalty income from the San Luis gold mine has been the only significant source of income for the Company for the last five years. The mine is leased to and operated by Battle
Mountain Gold Co. ("BMGC"). As reported to the Company by BMGC, mining was completed at the end of October, 1996. The Company's royalty income from the property ceased shortly after that time.

   Risks Related to the Production and Sale of Purified Phosphate Products and
                                       ADA

Uncertain Commercial Viability of Solvent Extraction Process. The solvent extraction process developed by the Company for the production of purified phosphoric acid ("PPA") has not been proven on a commercial basis at the Calgary plant. Although the Company has performed numerous bench-scale and pilot plant test of the process, there can be no assurances that the process will yield satisfactory results when employed on a commercial scale.

Limited Experience in Marketing Industrial Chemicals and Lack of Long-term Sales Contracts. The growth and profitability of operations at the Company's solvent extraction facility in Calgary will be dependent upon, among other things, the sale of purified phosphate products to chemical distributors and customers. The Company has limited experience in marketing industrial chemicals and will be relying on consultants and others to initiate and maintain sales contacts. PPA is not typically sold under long-term contracts, and the Company does not have any long-term commitments to purchase its planned products. There can be no assurances that the Company will be successful in its sales efforts.

Supply of Raw Materials. The growth and profitability of operations at the Company's solvent extraction facility in Calgary will be dependent upon, among other things, the availability of sufficient raw materials at reasonable prices. The Company has negotiated a renewable annual supply contract with
Farmland Industries ("Farmland") and a supply arrangement with Agrium U.S. Inc. ("Agrium") to supply the estimated requirement of superphosphoric acid ("SPA"). The contract with Farmland contains provisions that allow extension of the contract in the future or termination upon a 90 day written notice. There can be no assurances that the Company will be able to extend this contract and supply arrangement in the future and/or obtain sufficient quantities of SPA at reasonable prices.

Ability to Expand Geographically. The growth and profitability of operations at the Company's solvent extraction facility in Calgary will be dependent upon, among other things, the ability to become the predominate supplier of PPA in the geographic region surrounding Calgary and on the US West Coast, and to sell on an increasing basis to the Minneapolis/Chicago area. There can be no assurance that the Company's efforts to expand sales can be accomplished on a profitable basis.

Competition.   The  Company's purified phosphate  products  will  be  sold  in markets that are highly competitive. The principal competitive factors include product quality, price and distribution capabilities. There can be no assurances that the Company will be able to compete successfully against current and future competitors based on these factors. The Company will compete with several domestic and international producers, many of whom have substantially greater financial, production, distribution and marketing resources than the Company. Increased competition could result in price reductions, reduced margins and loss of market share, all of which could have a material adverse affect on the Company's business, financial condition and results of operations.

Effect of Potential Lack of Demand for ADA's Services. If there is no demand, or the demand is less than projected, for ADA's services for flue gas conditioning, the Company will not recognize the synergies expected from its acquisition, because ADA will not be able to utilize the Company's purified phosphate products.

THE OFFERING

     Common Stock outstanding prior to the offering ...... 9,420,385 Shares
     Common Stock offered by the Selling Shareholders..... 1,776,417 Shares(1)
     Common Stock to be outstanding after the offering... 10,797,052 Shares(2)
- -----------------------------------
(1) Of the 1,776,417 shares of Common Stock offered by the Selling Shareholders, 399,750 shares are currently issued and outstanding, a maximum of 1,326,667 are issuable on the conversion of the Debentures, and the remaining 50,000 are issuable on exercise of options for gross proceeds to the Company, if all such options were exercised, of $125,000.
(2) Includes up to 50,000 shares of Common Stock issuable on the exercise of outstanding options at a exercise price of $2.50 per share.

USE OF PROCEEDS

The options held by Selling Shareholders must be exercised into shares of Common Stock prior to the resale of the Common Stock offered by the Selling Shareholders pursuant to this offering. Proceeds received by the Company on the exercise of options, aggregating $125,000, if all options held by Selling Shareholders are exercised, will be used by the Company to pay general and administrative expenses, to the extent not funded from operating revenue, and for additional mineral exploration and development. There can be no assurances that any of the outstanding options will be exercised to provide any proceeds therefrom to the Company.

SELLING STOCKHOLDERS

The following table provides certain information, as of the date of this prospectus, respecting the Selling Stockholders, the shares of Common Stock held by them or to be held, to be sold, and to be held following the offering, assuming the sale by such Selling Stockholders of all Shares of Common Stock offered.

                                                               Shares Owned
            Securities Owned Prior to the Offering (1)       After Offering(1)
                                                      Shares
                     Common                           to be
Selling Stockholders Stock(2) Options(3) Debentures(4)Offered Number      %
______________________________________________________________________________
Arcadia Mutual
 Fund, Inc.(5)         -         -          333,333  333,333        0     -
James F. Cool          -         -          100,000  100,000        0     -
Corporate Relations
 Group, Inc.(6)     405,500      -              -     320,000  85,500     *
Jimmy D. Dowda         -         -           33,333   33,333        0     -
Gulf Atlantic
 Publishing Inc.(7)  60,000      -              -      60,000       0     -
Matthew P.T.
 Holstein (8)          -         -           46,667    46,667       0     -
Philip M. Holstein(9)  -         -           76,667    76,667       0     -
Charkles Kerr          -         -           26,667    26,667       0     -
Bruce R. Knox          -         -           33,333    33,333       0     -
Russell G. Kraus       -         -           16,667    16,667       0     -
Frederick A. Lenz      -         -           33,333    33,333       0     -
Keith A. Mazer (10)   5,000      -           50,000    50,000   5,000     *
Pegasus Investment
 Holdings Ltd. (11)    -         -          150,000   150,000       0     -
Thomas W. Richardson   -         -           26,667    26,667       0     -
Barry Seidman          -         -          266,667   266,667       0     -
Joseph Sloves          -         -           33,333    33,333       0     -
Toron Co. Ltd. (12)    -         -          100,000   100,000       0     -
World Capital
 Funding, Inc.(10)   56,850    50,000          -       69,750  37,100     *
______________________________________________________________________________
  Totals            527,350    50,000     1,326,667 1,776,417 127,600   1.4%
==============================================================================
* Less than one percent
(1) Shares owned prior to the offering include all shares of Common Stock owned by the Selling Shareholder. Shares owned after the offering assume the sale of all shares of Common Stock offered pursuant to this offering. Percentage figures representing the securities owned after the offering give effect to the exercise of all options by that Selling Shareholder.
(2) Includes 127,600 shares of Common Stock held by Selling Stockholders not offered in this offering.
(3) Consists of options to purchase 50,000 shares of Common Stock at an exercise price of $2.50 per share.
(4) The Debentures are convertible at any time following 45 days after issuance. The Debentures mature on August 31, 1998. The Debentures are convertible into shares of Common Stock based on a 25% discount from the market price of the Common Stock at the time of conversion, but not in excess of $2.50 per share. The Debentures must be converted into shares of Common Stock before resale of the Common Stock offered by the Selling Stockholder pursuant to this offering.
(5) Arcadia Mutual Fund, Inc. is beneficially owned by a number of non-US persons.
(6) Corporate Relations Group, Inc. is a wholly-owned subsidiary of Stratcom Media Ltd., a public company; its president is Joseph H. Landis.
(7) Gulf Atlantic Publishing Inc. is a wholly-owned subsidiary of Stratcom Media Ltd., a public company; its president is Joseph H. Landis.
(8) Included in the shares shown are 13,333 for which Mr. Matthew Holstein is the trustee of the Matthew Holstein Pension Plan.
(9) Included in the shares shown are 16,667 for which Mr. Philip Holstein is the trustee of the Castle Creek Valley Ranch Defined Benefit Pension Plan.
(10) Keith Mazer is the President and controlling shareholder of World Capital Funding, Inc.
(11) Pegasus Investment Holdings Ltd. is beneficially owned by a number of non-US persons.
(12)  Toron Co. Ltd. is beneficially owned by a number of non-US persons.

PLAN OF DISTRIBUTION

This Prospectus relates to the public offer and sale by certain shareholders (the "Selling Shareholders") of an aggregate of 1,776,417 shares of Common Stock of the Company issuable on conversion of the Debentures for a maximum of 1,326,667 shares of Common Stock, upon the exercise of options to purchase 50,000 shares of Common Stock and 399,750 shares of Common Stock currently held by Selling Shareholders.

The Common Stock to be sold by the Selling Shareholders may be sold by them from time to time directly to purchasers. Alternatively, the Selling Shareholders may, from time to time, offer the Common Stock through dealers or brokers, who receive compensation in the form of commissions from the Selling Shareholders and/or the purchasers of the Common Stock for whom they act as agents. As of the date hereof, no Selling Shareholder has advised the Company that it has entered into any agreement or understanding with any dealer or broker for the offer or sale of the Common Stock. The Selling Shareholders may enter into such agreements or understandings in the future. The Selling Shareholders may also offer some or all of the Common Stock through market transactions on Nasdaq, on which the Company's Common Stock is traded. Sales of the Common Stock through brokers may be made by any method of trading authorized by Nasdaq, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers purchasing any or all of the Common Stock covered by this Prospectus. Sales of Common Stock are, in general, expected to be made at the market price prevailing at the time of each such sale; however, prices in negotiated transactions may differ considerably. No Selling Shareholder has advised the Company that it anticipates paying any consideration, other than usual and customary broker's commissions, in connection with sales of the Common Stock. The Selling Shareholders are acting independently of the Company in making decisions with respect to the timing, manner and size of each sale.

DESCRIPTION OF COMMON STOCK

The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $0.01 par value per share. All of the issued and outstanding stock of the Company is fully paid and nonassessable. Holders of Common Stock are entitled to receive dividends, when and if declared by the Board of Directors, out of funds legally available therefore and to share ratably in the net assets of the Company upon liquidation. Holders of Common Stock do not have preemptive rights to subscribe for additional shares, nor are there any redemption or sinking fund provisions associated with the Common Stock. There are currently 9,420,385 shares of Common Stock outstanding owned by approximately 3,000 persons and/or entities.

Holders of Common Stock are entitled to one vote per share on all matters requiring a vote of the shareholders. Since the Common Stock does not have cumulative voting rights in electing directors, the holders of more than a majority of the outstanding shares of Common Stock voting for the election of directors can elect all of the directors whose terms expire that year, if they so choose.

LEGAL MATTERS
Certain legal matters with respect to the legality of the securities offered hereby and the organization and existence of the Company have been passed upon for the Company by Parcel, Mauro, Hultin & Spaanstra, P.C., 1801 California Street, Suite 3600, Denver, Colorado 80202.

EXPERTS
The consolidated financial statements which are incorporated by reference in this prospectus by reference from the Company's Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1996, have been audited by Hein + Associates LLP, certified public accountants, as stated in their report, which are incorporated herein by reference, and have been so incorporated in reliance upon such report given the authority of that firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee. The Selling Shareholders will not be paying any of these expenses.

          SEC registration fee          $ 1,267.30
          Printing and mailing expenses $   500.00
          Legal fees and expenses       $ 2,000.00
          Accounting fees and expenses  $ 2,000.00
                                        ----------
          Total                         $ 5,767.30
                                        ==========

Item 15.  Indemnification of Directors and Officers.

      Article 7-109 of the Colorado Business Corporation Act authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorney's fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director also had no reasonable cause to believe his conduct was unlawful.

      The above discussion of the Colorado Business Corporation Act is only a summary and is qualified in its entirety by the full text of the foregoing.

Article VIII of the Registrant's Bylaws provides as follows:

      Each past, present and future director and officer of the corporation shall be indemnified by the corporation against all expenses, penalties, and liabilities, including attorneys' fees, reasonably incurred by or imposed upon him in connection with any actual or threatened claim, demand, action or proceeding, whether civil or criminal, or in connection with any settlement thereof, to which he may be made a party, or in which he may become involved, by reason of his being or having been a director or officer of the corporation, whether or not he is a director or officer at the time such expenses, penalties or liabilities are incurred, except in cases where he shall be finally adjudged in such action or proceeding to be liable for willful misconduct in the performance of his duties as such director or officer. The right of indemnification herein provided shall be in addition to, and not exclusive of, all other rights to which such director or officer may be entitled and the right of indemnification herein provided shall inure to the benefit of the personal representatives of deceased directors and officers.

Item 16.  Exhibits.

Exhibit
Number              Description
3.1       Amended and Restated Certificate of Incorporation of the Company (1)
3.2       Bylaws of the Company, as amended  (2)
4.1       Specimen Common Stock Certificate (3)
5.1** Opinion of by Parcel, Mauro, Hultin & Spaanstra, P.C. as to legality of the shares
23.1**    Consent of Hein + Associates LLP
23.2*     Consent of by Parcel, Mauro, Hultin & Spaanstra, P.C. (contained in
          Exhibit 5.1)

 .
**  Filed herewith.
- ------------------------------------------------------------------------------
(1) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.
(2) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1993.
(3) Incorporated by reference from the Company's Form S-3 Registration Statement, Registration No. 333-25465 declared effective July 23, 1997.


Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:
      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
      (2) That, for the purposes of determining any liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (4) That, for purposes of determining liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (5) That, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement and any amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado on September 8, 1997.

                              EARTH SCIENCES, INC.


Date:  September 8, 1997      /s/  Ramon E. Bisque
                              -----------------------------------------------
                              Ramon E. Bisque
                              Principal Executive Officer

Date: September 8, 1997       /s/  Mark H. McKinnies
                              ----------------------------------------------
                              Mark H. McKinnies
                              President, Principal Financial and
                              Accounting Officer

      Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement and any amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.

Date: September 8, 1997       /s/  Ramon E. Bisque
                              -----------------------------------------------
                              Ramon E. Bisque, Director

Date: September 8, 1997       /s/  Duane N. Bloom
                              -----------------------------------------------
                              Duane N. Bloom, Director

Date: September 8, 1997       /s/  Michael D. Durham
                              -----------------------------------------------
                              Michael D. Durham, Director

Date: September 8, 1997       /s/  Robert H. Lowdermilk
                              -----------------------------------------------
                              Robert H. Lowdermilk, Director

Date: September 8, 1997       /s/  Mark H. McKinnies
                              -----------------------------------------------
                              Mark H. McKinnies, Director

                                                                   Exhibit 5.1
                     Parcel, Mauro, Hultin & Spaanstra, P.C.
                                Attorneys at Law
                                   Suite 3600
                             1801 California Street
                          Denver, Colorado  80202-2636
                            Telephone (303) 292-6400
                            Telecopier (303) 295-3040

                                September 8, 1997

Earth Sciences, Inc.
910 12th Street
Golden, Colorado  80401

Re:  Registration Statement on Form S-3
     Covering the Registration of 1,776,417
     Common Shares of Earth Sciences, Inc.

Gentlemen and Ladies:

     We have acted as counsel for Earth Sciences, Inc., a Colorado corporation (the "Company"), in connection with the registration for sale of 1,776,417 shares of the Company's Common Stock (the "Securities") in accordance with the registration provisions of the Securities Act of 1933, as amended.

     In such capacity we have examined, among other documents, the Articles of Incorporation and By Laws of the Company, records of corporate proceedings, the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on or about September 8, 1997, (as may be further amended from time to time, the "Registration Statement"), covering the registration of the Securities. We have also made such other investigations and reviewed such other documents as we have deemed necessary in order to express the opinions set forth below.

     Based upon the foregoing and upon such further examinations as we have deemed relevant and necessary, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Colorado.

     2. The Securities have been legally and validly authorized under the Company's Articles of Incorporation, as amended, and constitute (or will constitute upon due exercise of the options or convertible debentures as described in the Registration Statement) duly and validly issued and outstanding and fully paid and nonassessable shares of the Company under the Colorado Business Corporation Act.

Earth Sciences, Inc.
September 8, 1997
Page 2


     We hereby consent to the use of our name beneath the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 thereto.

                         Very truly yours,

                               /s/ Parcel, Mauro, Hultin & Spaanstra, P.C.
                              Parcel, Mauro, Hultin & Spaanstra, P.C.

                                                                  Exhibit 23.1

                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference of our report dated February 3, 1997 accompanying the financial statements of Earth Sciences, Inc. to Form S-3 Registration Statement of Earth Sciences, Inc. and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Registration Statement.

/s/  Hein + Associates LLP
HEIN + ASSOCIATES

Denver, Colorado
September 4, 1997